Exhibit 4.5

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of this 30th day of November, 2017 by and among Heritage Insurance Holdings, Inc., a Delaware corporation (“Parent”), and the persons listed on Schedule A hereto (such persons, in their capacity as holders of Registrable Securities (as defined below), including any permitted transferees hereunder, the “Holders” and each a “Holder”).

RECITALS

WHEREAS, Parent, Gator Acquisition Merger Sub, Inc., a Delaware corporation, NBIC Holdings, Inc., a Delaware corporation (the “Company”), and PBRA, LLC, in its capacity as Stockholder Representative, have entered into that certain Agreement and Plan of Merger, dated as of August 8, 2017 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which Parent will acquire, directly or indirectly, 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”). Capitalized terms used but not defined herein have the meanings attributed thereto in the Merger Agreement.

WHEREAS, in connection with the Transaction, the Holders will have the right to receive the Common Stock Settlement Payments in accordance with Section 3.01 of the Merger Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each Holder acquired shares of the Parent’s common stock, par value $0.0001 per share (collectively, the “Shares”), upon the terms and subject to the conditions set forth in such Holder’s Subscription Agreement with Parent (collectively, the “Subscription Agreements”).

WHEREAS, Parent desires to enter into this Agreement with the Holders in order to grant the Holders the registration rights described herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities, by contract or otherwise.

“Board” shall mean the Board of Directors of Parent, or a duly authorized committee thereof.

“Demand Registration” shall have the meaning set forth in Section 2(d).

“Demand Registration Statement” shall have the meaning set forth in Section 2(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law), and the rules and regulations thereunder.\

“End of Suspension Notice” shall have the meaning set forth in Section 2(h)(ii).

“Initiating Holder” shall have the meaning set forth in Section 2(b).

“Principal Holders” shall mean Pine Brook Capital Partners L.P. and Soros Strategic Partners, L.P., including their respective successors, assigns and permitted transferees hereunder, in their capacities as holders of Registrable Securities.

“Registrable Securities” shall mean the Shares acquired by the Holders pursuant to the Subscription Agreements, including any securities acquired as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of such Shares or securities, or any stock dividend or stock distribution in respect of such Shares or securities, in each case whether now owned or hereinafter acquired; provided, however, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Registrable Securities shall have been disposed of in accordance with such registration statement; (ii) such Registrable Securities shall have been sold in accordance with Rule 144; or (iii) such Registrable Securities have ceased to be outstanding.

“Registration Expenses” shall mean all expenses incurred in effecting any registration or any offering and sale pursuant to this Agreement, including registration, qualification, listing and filing fees (including, without limitation, all SEC and Financial Industry Regulatory Authority filing fees), printing expenses, all transfer agent and registrar fees and expenses, fees and disbursements of counsel for Parent and all accountants and other persons retained by Parent (including any comfort letters), any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities (which shall not include underwriting discounts, selling commissions, or fees and disbursements of counsel for the underwriters), all fees and expenses of any special experts or other persons retained by Parent in connection with any registration, all expenses related to the “road show” for any underwritten offering, including all travel, meals and lodging, and blue sky (and other securities laws) fees and expenses, as well as all internal fees and expenses of Parent. “Registration Expenses” shall not include any transfer taxes applicable to the sale or transfer by Holders of Registrable Securities pursuant to this Agreement. In addition, Parent shall pay or reimburse the Holders for the reasonable and documented fees and expenses of one law firm chosen by the Principal Holders as their counsel in connection with an underwritten offering pursuant to this Agreement, subject to a cap of Seventy-Five Thousand Dollars ($75,000). Nothing in this definition shall impact any agreement on expenses solely between Parent and any underwriter.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor provision).

“Securities Act” shall mean the Securities Act of 1933, as amended (or any corresponding provision of succeeding law), and the rules and regulations thereunder.

“Selling Expenses” shall mean all underwriting discounts, selling commissions, stock transfer taxes applicable to the sale or transfer of Registrable Securities, and other selling expenses associated with effecting any sales of Registrable Securities under any registration statement which are not included as Registration Expenses.

“Shelf Registration” shall have the meaning set forth in Section 2(a).

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a).

“Shelf Take-Down” shall have the meaning set forth in Section 2(b).

“Substantial Marketing Efforts” means marketing that involves in-person road shows with prospective investors over multiple days.

“Suspension” shall have the meaning set forth in Section 2(h)(ii).

“Suspension Notice” shall have the meaning set forth in Section 2(h)(ii).

Section 2. Registration Rights.

(a) Shelf Registration Statement. No later than the first (1st) Business Day following the Closing Date, Parent shall file with the SEC a shelf registration statement on Form S-3 (or successor form) pursuant to Rule 415 under the Securities Act (which, if Parent is eligible to file such, shall be as an automatic shelf registration as defined in Rule 405 under the Securities Act) (a “Shelf Registration Statement”) relating to the offer and resale of Registrable Securities by any Holders from time to time in accordance with the methods of distribution set forth in the Plan of Distribution section of the Shelf Registration Statement, and Parent shall use commercially reasonable efforts to cause such Shelf Registration Statement to promptly be declared or otherwise become effective under the Securities Act. Any such registration pursuant to the Shelf Registration Statement shall hereinafter be referred to as a “Shelf Registration.” Parent shall maintain the continuous effectiveness of the Shelf Registration Statement for the maximum period permitted by SEC rules, and shall replace any Shelf Registration Statement at or before expiration, if applicable, with a successor effective Shelf Registration Statement to the extent any Registrable Securities remain outstanding.

(b) Right to Request Shelf Take-Down. At any time after the Closing Date, either of the Principal Holders (the “Initiating Holder”) may, by written notice to Parent, request at any time that a shelf registration statement (including the Shelf Registration Statement) covering the Registrable Securities is effective, an offering of all or part of the

Registrable Securities held by the Principal Holders (a “Shelf Take-Down”). The Principal Holders shall be entitled to request two (2) Shelf Take-Downs; provided, however, that the expected aggregate gross proceeds from the initial Shelf Take-Down are at least Twenty Million Dollars ($20,000,000) and the expected aggregate gross proceeds from the subsequent Shelf Take-Down are at least Ten Million Dollars ($10,000,000).

(c) Shelf Take-Down Notice. Parent shall give written notice to the Principal Holder that did not initiate the Shelf Take-Down at least five (5) Business Days prior to the commencement of the Shelf Take-Down and, subject to the applicable priority and cutback provisions set forth herein, shall include in such Shelf Take-Down all Registrable Securities of such Principal Holder so long as Parent has received a written request from such Principal Holder no later than three (3) days prior to commencement of the Shelf Take-Down; provided, however, that such Principal Holder shall be entitled to waive such written notice requirement or agree to a shorter period.

(d) Demand Registration Statement If Shelf Registration Statement Unavailable. If Parent is ineligible to file with the SEC a shelf registration statement on Form S-3 (or successor form) in accordance with Section 2(a), upon the written request of either Principal Holder (a “Demand Registration”), Parent shall use commercially reasonable efforts to file promptly a Registration Statement on Form S-1 (or successor form) (a “Demand Registration Statement”) registering for resale such number of shares of Registrable Securities requested to be included in the Demand Registration Statement and have the Demand Registration Statement declared effective under the Securities Act as promptly as practicable. Parent shall give written notice to the Principal Holder that did not initiate the Demand Registration Statement request at least fifteen (15) days prior to the initial filing of a Demand Registration Statement and, subject to the applicable priority and cutback provisions set forth herein, shall include in such Demand Registration Statement all Registrable Securities of such Principal Holder so long as Parent has received a written request from such Principal Holder no later than ten (10) days after delivery or deemed delivery of such notice. After any Demand Registration Statement has become effective, Parent shall use commercially reasonable efforts to keep such Demand Registration Statement continuously effective until all of the Registrable Securities covered by such Demand Registration Statement have been sold in accordance with the plan of distribution set forth therein or are no longer outstanding.

(e) Number of Demand Registrations. Each of the Principal Holders shall be entitled to request a maximum of one (1) Demand Registrations. A registration shall not count as a Demand Registration until the related Demand Registration Statement has been declared effective by the SEC.

(f) Selection of Underwriters; Right to Participate. Parent shall have the right to select the managing underwriters to administer an offering pursuant to a Demand Registration Statement or Shelf Take-Down. A Principal Holder may participate in a registration or offering hereunder only if such Principal Holder (i) agrees to sell such Registrable Securities on the basis provided in any underwriting agreement with the underwriters and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably requested under the terms of such underwriting arrangements customary for selling stockholders to enter into in secondary underwritten public offerings, provided that any underwriting agreement shall contain such representations and warranties by, and the other agreements on the part of, Parent to and for the benefit of the Principal Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings.

(g) Priority of Securities Offered Pursuant to Demand Registrations and Shelf Take-Downs. If the managing underwriter of a Demand Registration or Shelf Take-Down shall advise Parent that in its reasonable opinion the number of Registrable Securities requested to be included in such Demand Registration or Shelf Take-Down exceeds the number that can be sold in such offering without having an adverse effect on such offering, including the price at which such Shares can be sold, then Parent shall include in such Demand Registration or Shelf Take-Down the maximum number of Registrable Securities that such underwriter or agent, as applicable, advises can be so sold without having such adverse effect, allocated (i) first, to Registrable Securities requested by the Principal Holders to be included in such Demand Registration or Shelf Take-Down allocated among such requesting Principal Holders on a pro rata basis or in such other manner as they may agree and (ii) second, to Shares requested to be included by Parent.

(h)Postponement; Suspensions.

(i) Parent may postpone the filing or the effectiveness of a Demand Registration Statement or commencement of a Shelf Take-Down if, based on the good faith judgment of Parent’s Board of Directors, such postponement is necessary in order to avoid premature disclosure of material non-public information that the Board of Directors, after consultation with outside counsel to Parent, has in good faith determined would (i) be required to be made in any Registration Statement or report filed with the SEC by Parent so that such Registration Statement or report would not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading if such information is not included, (ii) such disclosure would not be required to be made at such time but for the filing of such Registration Statement and (iii) Parent has a bona fide business purpose for not disclosing publicly, and Parent delivers to the requesting Holders an officers’ certificate executed by Parent’s principal executive officer and principal financial officer stating such; provided, however, that the Initiating Holder requesting such Demand Registration Statement or Shelf Take-Down shall be entitled, at any time after receiving notice of such postponement and before such Demand Registration Statement becomes effective or before such Shelf Take-Down is commenced, to withdraw such request and, if such request is withdrawn, such Demand Registration or Shelf Take-Down shall not count as a Demand Registration or, if applicable, a Shelf Take-Down involving Substantial Marketing Efforts. Parent shall provide prompt written notice to such Initiating Holder of (x) any postponement of the filing or effectiveness of a Demand Registration Statement or commencement of a Shelf Take-Down, (y) Parent’s decision to file or seek effectiveness of such Demand Registration Statement or commence such Shelf Take-Down following such postponement and (z) the effectiveness of such Demand Registration Statement or commencement of such Shelf Take-Down. Notwithstanding the provisions of this Section, Parent may not postpone the filing or effectiveness of a Demand Registration Statements or the commencement of a Shelf Take-Down more than twice during any twelve-month period or for a period exceeding sixty (60) days in the aggregate in any twelve-month period.

(ii) If the continued use of an effective Demand Registration Statement or Shelf Registration Statement at any time would (A) in the good faith judgment of Parent, be materially detrimental to Parent and its stockholders or (B) require public disclosure of material non-public information that the Parent’s Board of Directors, after consultation with outside counsel to Parent, has in good faith determined (1) would be required to be made in any Demand Registration Statement or Shelf Registration Statement filed with the SEC by Parent so that such Demand Registration Statement or Shelf Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) would not be required to be made at such time but for the continued use of such Demand Registration Statement or Shelf Registration Statement and (3) Parent has a bona fide business purpose for not disclosing publicly, Parent may, upon giving prompt written notice (a “Suspension Notice”) of such action to the Holders, suspend use of the Demand Registration Statement or Shelf Registration Statement, as applicable (a “Suspension”); provided, however, that Parent shall not be permitted to exercise a Suspension (x) more than twice during any 12-month period or (y) for a period exceeding sixty (60) days on any one occasion. No Holder shall effect any sales of Shares pursuant to a Demand Registration Statement or Shelf Registration Statement at any time after it has received a Suspension Notice from Parent and prior to receipt of an End of Suspension Notice (as defined below). Each Holder may recommence effecting sales of Shares pursuant to the Demand Registration Statement or Shelf Registration Statement following further written notice to such effect (an “End of Suspension Notice”) from Parent to the Holders.

(iii) Each Holder agrees that, except as required by applicable law, it shall treat as confidential the receipt of any Suspension Notice (provided that in no event shall such notice contain any material nonpublic information of Parent) hereunder and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of Parent until such time as the information contained therein is or becomes public, other than as a result of disclosure by breach of the terms of this Agreement.

Section 3.    Registration Procedures.

(a) In connection with the filing of any registration statement pursuant to this Agreement (including any Shelf Registration Statement or Demand Registration Statement), Parent shall use commercially reasonable efforts to, as promptly as reasonably practicable:

(i) prepare and file with the SEC (as promptly as reasonably practicable, but no later than thirty (30) days after a request for a Demand Registration, subject to the postponement provisions herein) the Demand Registration Statement (including a prospectus therein and any supplement thereto and all exhibits and financial statements required by the SEC to be filed therewith) to effect such registration and, subject to the efforts standard herein, cause such registration statement to become effective, and before filing such registration statement or any amendments or supplements thereto, provide to the representative(s) on behalf of all Holders included in such registration statement (to be chosen by the Principal Holders) and any managing underwriter(s), copies of all such documents proposed to be filed or furnished, including documents incorporated by reference, and the representative(s) and the managing underwriter(s) shall have the opportunity to review and comment thereon, and Parent will make such changes and additions thereto as may reasonably be requested by the representative(s) and the managing underwriter(s) prior to such filing, unless Parent reasonably objects to such changes or additions;

(ii) prepare and file with the SEC such pre- and post-effective amendments and supplements to a Shelf Registration Statement or Demand Registration Statement, and the prospectus used in connection therewith or any free writing prospectus (as defined in SEC rules) as may be required by applicable securities laws or reasonably requested by an Initiating Holder or any managing underwriter(s) to maintain the effectiveness of such registration and to comply with the provisions of applicable securities laws with respect to the disposition of all securities covered by such registration statement during the period in which such registration statement is required to be kept effective;

(iii) furnish to each Holder of the securities being registered and each managing underwriter without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits other than those which are being incorporated into such registration statement by reference and that are publicly available), such number of copies of the prospectus contained in such registration statement and any other prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, and such other documents, as the Holders and any managing underwriter(s) may reasonably request;

(iv) register or qualify all Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the Holders and any managing underwriter(s) may reasonably request, except that Parent shall not for any such purpose be required to qualify generally to do business as a foreign company in any jurisdiction where it would not otherwise be required to qualify but for this Section, or to consent to general service of process in any such jurisdiction, or to be subject to any material tax obligation in any such jurisdiction where it is not then so subject;

(v) promptly notify the Holders and any managing underwriter(s) at any time when Parent becomes aware that a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, to promptly prepare and furnish without charge to the Holders and any managing underwriter(s) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(vii) cooperate with the Holders and any managing underwriter(s) to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, and enable certificates for such Registrable Securities to be issued for such number of shares and registered in such names as the Holders and any managing underwriter(s) may reasonably request;

(viii) list all Registrable Securities covered by such registration statement on any securities exchange on which any such class of securities is then listed and cause to be satisfied all requirements and conditions of such securities exchange to the listing of such securities that are reasonably within the control of Parent;

(ix) notify each Holder and any managing underwriter(s), promptly after it shall receive notice thereof, of the time when such registration statement, or any post-effective amendments to the registration statement, shall have become effective;

(x) to make available to each Holder whose Registrable Securities are included in such registration statement and any managing underwriter(s) as soon as reasonably practicable after the same is prepared and publicly distributed, filed with the SEC, or received by Parent, an executed copy of each letter written by or on behalf of Parent to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and any item of correspondence received from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such registration statement, it being understood that each Holder receiving such material from Parent shall and shall cause its representatives to keep such materials confidential. Parent will as soon as reasonably practicable notify the Holders and any managing underwriter(s) of the effectiveness of such registration statement or any post-effective amendment or the filing of the prospectus supplement contemplated herein. Parent will as soon as reasonably practicable respond reasonably and completely to any and all comments received from the SEC or the staff of the SEC, with a view towards causing such registration statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and shall file an acceleration request as soon as reasonably practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such registration statement or any amendment thereto will not be subject to review;

(xi) advise each Holder and any managing underwriter(s), promptly after it shall receive notice or obtain knowledge thereof, of (A) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and use commercially reasonable efforts to prevent the issuance of any stop order, injunction or other order or requirement or to obtain its withdrawal if such stop order, injunction or other order or requirement should be issued, (B) the suspension of the registration of the subject shares of the Registrable Securities in any state jurisdiction and (C) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension;

(xii) upon execution of confidentiality agreements in form and substance reasonably satisfactory to Parent, make available for inspection by one representative on behalf of all Holders included in a registration statement whose Registrable Securities are included in such registration statement (to be chosen by the Principal Holders) and any managing underwriter(s), and any attorney, accountant or other agent retained by any such Principal Holder or underwriters, at reasonable times and in a reasonable manner, all pertinent financial and other records and corporate documents of Parent, and cause the Parent’s officers, directors and employees to supply all information reasonably requested by any such Principal Holder, sales or placement agent, underwriter, attorney, accountant or agent to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act that is customary for a participant in a securities offering in connection with such registration statement; provided that the foregoing investigation and information gathering shall be coordinated on behalf of such parties by one firm of counsel designated by and on behalf of such parties;

(xiii) if requested by any Holder of Registrable Securities named in such registration statement or any managing underwriter(s), promptly incorporate in a prospectus supplement or post-effective amendment such information as such Holder or managing underwriter(s) reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such Holder, the purchase price being paid therefor by any underwriters and with respect to any other terms of an underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(xiv) cooperate with each Holder and any managing underwriter(s) participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority;

(xv) in the case of an underwritten offering, (i) enter into such customary agreements (including an underwriting agreement in customary form), (ii) take all such other customary actions as the managing underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, causing senior management and other Parent personnel to reasonably cooperate with the Holder(s) whose Registrable Securities are included in a registration statement and the underwriter(s) in connection with performing due diligence) and (iii) cause its counsel to issue opinions of counsel addressed and delivered to the underwriter(s) in form, substance and scope as are customary in underwritten offerings, subject to customary limitations, assumptions and exclusions;

(xvi) in the case of an underwritten offering, cause members of senior management of Parent to be available to participate in, and to reasonably cooperate with the managing underwriter(s) in connection with customary marketing activities (including select conference calls, one-on-one meetings with prospective purchasers and road shows); and

(xvii) if requested by the managing underwriter(s) of an underwritten offering, use commercially reasonable efforts to cause to be delivered, upon the pricing of any underwritten offering, and at the time of closing of a sale of Registrable Securities pursuant thereto, “comfort” letters from Parent’s independent registered public accountants addressed to the underwriter(s) stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by “comfort” letters of the independent registered public accountants delivered in connection with primary underwritten public offerings.

(b) As a condition precedent to the obligations of Parent to file any registration statement covering Registrable Securities, each Holder shall furnish in writing to Parent such information regarding such Holder (and any of its Affiliates), the Registrable Securities to be sold, the intended method of distribution of such Registrable Securities and such other information requested by Parent as is reasonably necessary or advisable for inclusion in the registration statement relating to such offering pursuant to the Securities Act.

Each Holder agrees by acquisition of the Registrable Securities that (i) upon receipt of any notice from Parent of the happening of any event of the kind described in Section 3(a)(v), such Holder shall forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(a)(v); (ii) upon receipt of any notice from Parent of the happening of any event of the kind described in clause (A) of Section 3(a)(xi), such Holder shall discontinue its disposition of Registrable Securities pursuant to such registration statement until such Holder’s receipt of the notice described in clause (C) of Section 3(a)(xi); and (iii) upon receipt of any notice from Parent of the happening of any event of the kind described in clause (B) of Section 3(a)(xi), such Holder shall discontinue its disposition of Registrable Securities pursuant to such registration statement in the applicable state jurisdiction(s) until such Holder’s receipt of the notice described in clause (C) of Section 3(a)(xi). The length of time that any registration statement is required to remain effective shall be extended by any period of time that such registration statement is unavailable for use pursuant to this paragraph, provided in no event shall any registration statement be required to remain effective after the date on which all Registrable Securities cease to be Registrable Securities.

Section 4. Indemnification.

(a) Indemnification by Parent. Parent agrees to indemnify, hold harmless and reimburse, to the fullest extent permitted by law, each Holder, its partners, officers, directors, employees, advisors, representatives and agents, and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any and all losses, penalties, liabilities, claims, damages and expenses, joint or several (including, without limitation, reasonable attorneys’ fees and any expenses and reasonable costs of investigation), as incurred, to which the Holders or any such indemnitees may become subject under the Securities Act or otherwise, insofar as such losses, penalties, liabilities, claims, damages and expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered and sold under the Securities Act, any preliminary prospectus, final prospectus, free writing prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or any violation of the Securities Act or state securities laws or rules thereunder by Parent relating to any action or inaction by Parent in connection with such registration; provided, however, that Parent shall not be liable in any such case to the extent that any such loss, penalty, liability, claim, damage (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information about a Holder which is furnished to Parent by such Holder specifically for use in such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

(b) Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4(a)) Parent, each member of the Board, each officer, employee and agent of Parent and each other person, if any, who controls any of the foregoing within the meaning of the Securities Act or the Exchange Act, with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information about such Holder furnished to Parent by such Holder specifically for inclusion in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement and has not been corrected in a subsequent registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that Holder shall not be liable for any amounts in excess of the net proceeds received by such Holder from sales of Registrable Securities pursuant to the registration statement to which the claims relate, and provided, further, that the obligations of the Holders shall be several and not joint and several. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any indemnified party and shall survive the transfer of such securities by Parent.

(c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 4, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 4, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, such indemnified party shall permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person within a reasonable time after receipt of notice of such claim from the person entitled to indemnification hereunder. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party of all liability in respect to such claim or litigation or (ii) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of securities.

(d) Contribution. If the foregoing indemnity is held by a governmental authority of competent jurisdiction to be unavailable to Parent or any Holder, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the loss, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, and the relative benefits received by the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation. In connection with any registration statement filed with the SEC by Parent, the relative fault of the indemnifying party on the one hand and of the indemnified person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section, no Holder shall be required to contribute an amount greater than the net proceeds received by such Holder from sales of Registrable Securities pursuant to the registration statement to which the claims relate (after taking into account the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities).

(e) No Exclusivity. The remedies provided for in this Section 4 are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.

Section 5. Covenants Relating to Rule 144. Parent shall use commercially reasonable efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and to take such further action as any Holder may reasonably request to enable Holders to sell Registrable Securities without registration under the Securities Act from time to time within the limitation of the exemptions provided by Rule 144. Parent shall, in connection with any request by Holder in connection with a sale, transfer or other disposition by any Holder of any Registrable Securities pursuant to Rule 144 either currently or prospectively with unspecified timing, promptly cause (and in no event longer than five Business Days after request) the removal of any restrictive legend or similar restriction on the Registrable Securities, and, in the case of book-entry shares, make or cause to be made appropriate notifications on the books of Parent’s transfer agent for such number of shares and registered in such names as the Holders may reasonably request and to provide a customary opinion of counsel and instruction letter required by Parent’s transfer agent.

Section 6. Miscellaneous.

(a) [reserved]

(b) Termination; Survival. The rights of each Holder under this Agreement shall terminate upon the date that all of the Registrable Securities held by such Holder cease to be Registrable Securities. Notwithstanding the foregoing, the obligations of the parties under Sections 3(a)(viii), 4, 5 and this Section 6 shall survive the termination of this Agreement.

(c) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, whether in law or in equity, whether in contract or in tort, by statute or otherwise, shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

(d) Consent to Jurisdiction; Venue; Waiver of Jury Trial. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF, AND HEREBY SUBMITS ITSELF, TO THE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, OR, IF NEITHER OF SUCH COURTS HAS SUBJECT MATTER JURISDICTION, ANY STATE COURT OF THE STATE OF DELAWARE HAVING SUBJECT MATTER JURISDICTION, IN THE EVENT ANY CLAIM, CONTROVERSY OR DISPUTE (IN EACH CASE, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT, BY STATUTE OR OTHERWISE) ARISES OUT OF, OR IS RELATED TO, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND AGREES NOT TO PLEAD OR CLAIM ANY OBJECTION TO THE LAYING OF VENUE IN ANY SUCH COURT OR THAT ANY JUDICIAL PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) AGREES THAT IT WILL NOT BRING ANY ACTION (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT, BY STATUTE OR OTHERWISE) RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, OR, IF NEITHER OF SUCH COURTS HAS SUBJECT MATTER JURISDICTION, ANY STATE COURT OF THE STATE OF DELAWARE HAVING SUBJECT MATTER JURISDICTION, AND (D) CONSENTS TO SERVICE OF PROCESS BEING MADE THROUGH THE NOTICE PROCEDURES SET FORTH IN SECTION 6(k). EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and it supersedes all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written.

(f) Amendments and Waivers. The provisions of this Agreement may be amended or waived at any time only by the written agreement of Parent and the Holders of a majority of the Registrable Securities then outstanding. Any waiver, permit, consent or approval of any kind or character on the part of any such Holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver affected in accordance with this paragraph shall be binding upon Parent and each Holder of Registrable Securities. Notwithstanding the foregoing, no amendments may be made to this Agreement that adversely affect any Holder in a manner different than any other Holder without such Holder’s prior written consent.

(g) Assignment. Except as set forth herein, the rights and obligations of a Holder under this Agreement shall not be assignable by such Holder without prior, express written consent of Parent. The rights and obligations of the Parent under this Agreement shall not be assignable by Parent without the consent of Holders of a majority of Registrable Securities then outstanding. Notwithstanding the foregoing, the rights and obligations of any Principal Holder may be assigned to any Affiliate of such Principal Holder without the prior, express written consent of Parent.

(h) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, heirs, successors and assigns of the respective parties.

(i) Expenses. All Registration Expenses incurred in connection with any registration statement under this Agreement shall be borne by Parent. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the Registrable Securities included in such registration. The obligation of the Parent to bear the expenses provided for in this paragraph shall apply irrespective of whether a registration statement becomes effective, is withdrawn or suspended, or converted to any other form of registration and irrespective of when any of the foregoing shall occur.

(j) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement. Electronic or facsimile signatures shall be deemed to be original signatures.

(k) Severability. The parties agree that if any part, term or provision of this Agreement shall be found invalid, illegal or unenforceable in any respect by any court of law of competent jurisdiction, the remaining provisions shall be severable, valid and enforceable in accordance with their terms, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

(l) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by email, in each case to the intended recipient as set forth below:

If to a Holder, to the address indicated for such Holder in Schedule A hereto.

If to Parent, as follows:

Heritage Insurance Holdings, Inc.

2600 McCormick Drive, Suite 300

Clearwater, Florida

Email:          blucas@heritagepci.com

Attention:    Chief Executive Officer

With a copy to (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard

Suite 2000

Fort Lauderdale, Florida 33301

Facsimile:      (954) 765-1477

Email:            karlinskyf@gtlaw.com

Attention:      Fred E. Karlinsky

Any party may, from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party.

(m) Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

(n) No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

PARENT:

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Bruce Lucas
Name: Bruce Lucas
Title: Chief Executive Officer

HOLDERS:

BFG INTERMEDIATE, L.P.

By:	PBRA, LLC

By:	/s/ Robert Jackowitz
Name:	Robert Jackowitz
Title:	Executive Vice President and Secretary

QUANTUM STRATEGIC PARTNERS, LTD.

By:	/s/ Thomas L. O’Grady
Name:	Thomas L. O’Grady
Title:	Attorney-in-Fact

RUFFED GROUSE LLC

By:	/s/ Patrick S. Wilmerding
Name:	Patrick S. Wilmerding
Title:	Manager

TREIBER ACQUISITION CO. I LLC

By:	/s/ H. Craig Treiber
Name:	H. Craig Treiber
Title:	Managing Member

STEWART H. STEFFEY, JR.

/s/ Stewart H. Steffey, Jr.

TODD C. HART

/s/ Todd C. Hart

THOMAS BEATON

/s/ Thomas Beaton

Michael W. Cash

/s/ Michael W. Cash

DALE S. HAMMOND

/s/ Dale S. Hammond

KIRK LUSK

/s/ Kirk Lusk

KIM MCCAULEY

/s/ Kim McCauley

TIMOTHY MOURA

/s/ Timothy Moura

BRENDAN VOSS

/s/ Brendan Voss

NICOLE PERRAULT

/s/ Nicole Perrault